Exhibit 10.13
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 22, 2011 (the “Effective Date”), between Myriant Corporation, a Delaware Company (the “Company”), and A. Cenan Ozmeral, PhD (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive is currently employed as the Company’s Executive Vice President and Chief Operating Officer;
     WHEREAS, the Executive is subject to an Employee Noncompetition, Nonsolicitation, Inventions and Confidentiality Agreement (the “Non-Compete Agreement”); and
     WHEREAS, the Executive has agreed to continued employment with the Company on the terms as set forth below;
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. EMPLOYMENT TERM. The Executive’s term of employment under this Agreement shall be for an initial term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date. The term shall automatically be extended thereafter for successive one year periods unless, at least twelve months prior to the end of the initial term of this Agreement or the then current succeeding one year extended term of this Agreement, either party gives written notice to the other party that the term hereunder shall terminate upon its expiration date. The initial term of this Agreement, as it may be extended thereafter, is referred to as the “Employment Term”). In all events hereunder, the Executive’s employment is subject to earlier termination pursuant to Section 4 hereof, and upon such earlier termination the Employment Term shall be deemed to have ended.
     2. POSITION & DUTIES.
          (a) The Executive shall serve as the Company’s Executive Vice President and Chief Operating Officer during the Employment Term. The Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Chief Executive Officer shall designate that are consistent with the Executive’s position as Executive Vice President and Chief Operating Officer.
          (b) During the Employment Term, the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company.

          (c) The principal place of employment of the Executive hereunder shall be at the Company’s headquarters in Quincy, Massachusetts.
     3. COMPENSATION, BENEFITS, AND EXPENSES.
          (a) Base Salary. The Executive’s annual base salary (the “Base Salary”) is $310,500, payable in accordance with the regular payroll practices of the Company, but not less frequently than bi-weekly. The Executive’s Base Salary shall be subject to review by the Compensation Committee of the Board of Directors (the “Board”) and may be increased, but not decreased, from time to time. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
          (b) Annual Bonus. Executive shall be eligible to receive a bonus (the “Annual Bonus”) under the Company’s annual bonus plan as in effect from time to time (the “Bonus Plan”). Executive’s annual target bonus shall be fifty percent (50%) of Base Salary (the “Target Bonus”), and shall be awarded solely as determined by the Committee. Any Annual Bonus shall be paid in accordance with the terms of the Bonus Plan as soon as administratively practicable after year-end audited financials have been prepared but in no event later than 30 days after audited financials have been prepared.
          (c) Equity Awards. The Executive shall be eligible to earn annually an equity award under the Myriant Corporation 2011 Omnibus Incentive Plan (or any successor thereto) (the “Equity Plan”) with a target award date value of 100% of the Executive’s Base Salary. For avoidance of doubt, the Executive shall first be eligible to receive an annual equity award in 2012 with respect to performance in 2011. Each annual equity award shall be subject to the satisfaction of Company and individual performance criteria and other criteria relative to the Company’s business as established in good faith by the Compensation Committee. For years commencing after the Company’s initial public offering, the Compensation Committee shall consult with the Chief Executive Officer regarding the criteria for annual equity awards not later than 30 days after the release of the Company’s financial statements for the immediately preceding year. An annual equity award under this Section 3(c) may be made in stock options, restricted stock units or any other form of grant available under the Equity Plan as determined in the discretion of the Compensation Committee. The value of a stock option for purposes of the target award shall be determined using a Black-Scholes valuation formula that is consistent with the methodology used by the Company for financial reporting purposes at the time of grant. Each annual equity award shall be subject to the terms of the Equity Plan and the applicable award agreement entered into thereunder and authorized by the Compensation Committee, including but not limited to all vesting conditions; provided, however, that no provision in any such agreement with respect to continued employment with the Company shall be in excess of three years. The Compensation Committee will also consider Executive for additional equity compensation in its sole discretion. Future equity awards will provide that all of Executive’s outstanding and unvested stock options and other equity awards shall become fully vested upon the occurrence of a Deemed Liquidation Event as defined herein.
          (d) Benefits. Executive shall be entitled to participate in the Company’s employee benefit programs that may be provided from time to time to other similarly situated executives, subject to and on a basis consistent with the eligibility requirements, terms, conditions and overall administration of such programs. The Company expressly reserves its right to modify, alter, or discontinue entirely any benefit program(s) in its sole discretion.
          (e) Vacation. Executive shall be entitled to six (6) weeks paid vacation per year. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company, subject to and to be taken in accordance with, the Company’s written vacation policy. Executive may not carry over any unused vacation time from year to year and may not receive pay in lieu of vacation except with the express written consent of the Compensation Committee. The Company’s Chief Executive Officer may require, in his discretion, that Executive take vacation at a time and for a duration specified by the Chief Executive Officer including, without limitation, during any period of notice of termination.
          (f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and documented expenses actually incurred or paid by the Executive during the Employment Term in the performance of Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require.
          (g) Timing of Payments and Reimbursements. Any payments or reimbursements under Section 3(f) above shall be made within fifteen (15) days after the proper presentation by the Executive of such expense statements or other supporting information. Any such payments or reimbursements or other reimbursements to which the Executive may become eligible shall (i) be made no later than the last day of the calendar year following the calendar year in which the expenses were incurred (and only to the extent that the expense reimbursement was properly submitted as provided for herein), (ii) not affect any expenses eligible for direct payment or reimbursement in any other calendar year, and (iii) not be liquidated or exchanged for any other benefit.
     4. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
          (a) Disability. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled.
          (b) Death. Automatically on the date of death of the Executive.
          (c) Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause, after giving effect to any cure periods.
          (d) Without Cause. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability. Non-renewal of this Agreement by the Company shall not be considered or otherwise deemed to be termination of the Executive’s employment without Cause.
          (e) Good Reason. Upon written notice by the Executive to the Company of a termination for Good Reason, subject to the requirements of Section 4(h)(iv) below.

          (f) Without Good Reason. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
          (g) Definitions. For purposes of this Agreement,
               (i) “Cause” shall be defined as any of the following:
                    (1) The Executive’s material failure to perform his duties under this Agreement (other than any failure resulting from incapacity due to physical or mental illness or any failure that occurs after the Executive has given notice of resignation for Good Reason), which failure materially adversely affects the Company or its business;
                    (2) The Executive’s failure or refusal to comply in any material respect with the Company’s lawful policies, standards or regulations, including without limitation the Company’s code of conduct, conflict of interest or employment policies, where the failure or refusal relates in a material manner to his service as Chief Operating Officer;
                    (3) Any willful act or willful omission to act by the Executive (other than the Executive’s resignation or retirement) that would reasonably be likely to have the effect of materially injuring the reputation, business or business relationships of the Company;
                    (4) Acts of theft, embezzlement, fraud, dishonesty, misrepresentation or falsification of documents or records involving the Company;
                    (5) A material breach of any term of the Non-Compete Agreement, or any other material agreement between the Executive and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure a breach, if appropriate, as described in any such agreement.
                    (6) The Executive is convicted of or takes a plea of nolo contendere for a felony or a crime involving moral turpitude.
For avoidance of doubt, the Executive’s continued failure to obey in all material respects any proper written direction of the Board under Section 2(a) of this Agreement for a material period of time following written notice of such direction shall be deemed to materially adversely affect the Company under Section 4(g)(i)(1) above. In the event the Company determines that it may be necessary to terminate Executive’s employment for Cause as defined in paragraphs (1) through (5) above, and such event of Cause is capable of being cured, Executive shall have thirty (30) days from the date of receipt of written notice from the Company to cure such event of Cause. Should Executive fail to cure the event of Cause in accordance with the written notice, his employment shall be terminated immediately upon expiration of this thirty (30) day period. If the Cause as defined in paragraphs (1) through (5) above is not capable of being cured, in each case, the Executive’s employment shall be terminated immediately upon receiving written notice from the Company.
               (ii) “Deemed Liquidation Event” shall have the meaning set forth in the Myriant Technologies, Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”), as in effect on the Effective Date (or such broader definition on change in control (i.e., lower triggers for such a change) as the Company may adopt at a later time with respect to its equity plans before an applicable event).
               (iii) “Disability” means a condition under which the Executive:
                    (1) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; or
                    (2) Has, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering the Company’s employees.
The Board shall determine both whether Disability has occurred and the date of its occurrence. For the purpose of determining Disability, the Board may require the Executive to be examined by a physician selected or approved by the Board.
               (iv) “Good Reason” means the occurrence of one of the following conditions without the Executive’s consent:
                    (1) A material adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties;
                    (2) A material reduction in the Executive’s Base Salary, except for across-the-board salary reductions similarly affecting all, or substantially all, similarly-situated employees; or
                    (3) The Company requires Executive to relocate to a location outside of a 50 mile radius from Quincy, Massachusetts.
Notwithstanding the foregoing, the conditions described immediately above in (1) through (3) shall not give rise to a termination by the Executive for Good Reason, unless the Executive has notified the Company in writing within thirty (30) days of the initial occurrence of such condition, the Company has failed to correct the condition within sixty (60) days after the Company’s receipt of such written notice, and the Executive actually terminates employment with the Company within 90 days of the initial occurrence of the condition.
Notwithstanding the foregoing, (i) a suspension of the Executive’s title and authority while on administrative leave due to a reasonable belief that the Executive has engaged in misconduct, whether or not the suspected misconduct constitutes Cause for employment termination, shall not be considered “Good Reason.”
               (v) “Walk Away Protected Period” shall mean the period beginning on the effective date of a Deemed Liquidation Event and ending on the first (1st) anniversary of such Deemed Liquidation Event

     5. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.
          (a) Disability or Death. Upon employment termination due to Disability or on account of Executive’s death, the Company shall pay or provide the Executive or the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) the following: (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”).
          (b) Termination For Cause by the Company; Termination Without Good Reason by the Executive Other than During the Walk Away Protected Period. If the Executive’s employment should be terminated (i) by the Company for Cause at any time, or (ii) by the Executive without Good Reason other than during the Walk Away Protected Period, the Company shall pay to the Executive any Accrued Amount.
          (c) Termination Without Cause Or For Good Reason At Any Time. If the Executive’s employment by the Company is terminated by the Company Without Cause or by the Executive for Good Reason at any time, then the Company shall pay or provide the Executive with the following payments and/or benefits, subject to Section 6, Section 16 and Section 17 below, as applicable:
               (i) Accrued Amounts;
               (ii) Installment payments equal in total to one and one-half times the sum of the Executive’s then-current annual Base Salary and the Annual Bonus, if any, that was earned by the Executive in the year immediately preceding the year of such employment termination (with the Annual Bonus instead being the Target Bonus for the year of termination or resignation if the termination or resignation is within the Walk Away Protected Period or the twelve months following such period), payable (A) one-third in a lump sum on the sixtieth day following the date of Executive’s termination of employment and (B) two-thirds in a lump sum on the first business day of the sixth month following the Executive’s termination of employment.
               (iii) A pro-rata portion of the Executive’s Annual Bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365);
               (iv) the Executive’s True Up Restricted Stock Unit Agreement with the Company shall fully vest; and
               (v) For a period of eighteen (18) months following the month in which termination of employment occurs, medical and dental benefits that are similar in all material respects as those benefits provided under the Company’s employee benefit plans, policies and programs to senior executives of Company who have not terminated their employment (collectively, such benefits are referred to hereinafter as the “Welfare Benefits”), at no greater monthly cost to the Executive than the cost paid by such other senior executives.
                    (1) Notwithstanding the foregoing, if the Company cannot provide such benefits under its employee benefit plans, policies and programs the Company either shall provide such benefits to the Executive outside such plans, policies and programs at no additional expense or tax liability to the Executive or shall reimburse the Executive for the Executive’s cost to purchase such benefits and for any tax liability for any such reimbursement. Benefits otherwise receivable by the Executive pursuant to this Section 5(c)(v) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive (other than benefits available at the Executive’s sole expense pursuant to COBRA) during the eighteen (18) month continuation period provided in this Section 5(c)(v) (and any such benefits actually received or made available to the Executive shall be reported to the Company by the Executive).
                    (2) To the extent the continuation of the Welfare Benefits under this Section 5(c)(v) is, or ever becomes, taxable to the Executive and to the extent the Welfare Benefits continue beyond the period in which the Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under COBRA if the Executive elected such coverage and paid the applicable premiums, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv) and in accordance with the terms of Section 3(i) of this Agreement.
          (d) Resignation without Good Reason During the Walk Away Protected Period. If, at any time during the Walk Away Protected Period, the Executive resigns without Good Reason, then the Company shall pay or provide the Executive with the following payments and/or benefits, subject to Section 6, Section 16 and Section 17 below, as applicable:
                    (1) Accrued Amounts;
                    (2) A payment equal to the sum of twelve (12) months of the Executive’s then-current annual Base Salary and the full Target Bonus, payable in a single lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment;
                    (3) All of Executive’s then outstanding and unvested stock options and other equity awards shall become fully vested;
                    (4) A pro-rata portion of the Executive’s Annual Bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); and
                    (5) The Welfare Benefits, subject to the limitations and conditions described in Section 5(c)(iv) above, but only for a period of twelve (12) months.
     6. CONDITIONS. Any payments or benefits made or provided pursuant to Section 5 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s):
          (a) Material compliance with Section 20 of this Agreement;
          (b) Delivery to the Company of an executed Agreement and General Release (the “General Release”), in a form acceptable to the Company, within 45 days after employment termination, and such release not being revoked within seven days after being signed;
          (c) Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans, and
          (d) In the case of the lump sum installment payment described in Section 5(c)(ii)(A) and the continued Welfare Benefits coverage between the first anniversary and second anniversary following employment termination without Cause or for Good Reason described under Section 5(c)(ii)(D) of this Agreement, delivery to the Company of an amendment to extend the non-competition and non-solicitation obligations under the Non-Compete Agreement from twelve (12) months to twenty-four (24) months.
For avoidance of doubt, no amounts shall be paid (other than the Accrued Amounts) if a General Release is not timely signed and delivered to the Company or is revoked within such seven day period. In the event that the Executive dies before all payments pursuant to this Section 6 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.
     7. NO ASSIGNMENT.
          (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 7(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
          (b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

     8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
                If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.
If to the Company:
Myriant Corporation
1 Pine Hill Drive
Batterymarch Park II, Suite 301
Quincy, MA 02169
Attention: Chief Executive Officer
Facsimile No.: 617-657-5295
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     9. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.
     10. PRIOR AGREEMENTS. Other than as provided in Section 22, this Agreement supersedes and replaces any and all prior employment agreements and change in control agreements (collectively, the “Prior Agreements”) between the Company and the Executive. By signing this Agreement, the Executive acknowledges that the Prior Agreements are terminated and cancelled, and releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements.
     11. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

     13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Boston, Massachusetts administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he/she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board or the Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.
     15. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.
     16. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     17. CODE SECTION 409A.
          (a) Subject to this Section 17, payments or benefits under Section 5 shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. It is intended that each installment of the payments and benefits provided or referenced under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
          (b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement (or other applicable agreement).
          (c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (as determined under the Company’s policy for determining specified employees), then:
               (i) Each installment of the payments and benefits due under this Agreement (and other applicable agreements) that, in accordance with the dates and terms set forth therein, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible; and
               (ii) Each installment of the payments and benefits due under this Agreement (and other applicable agreements) that is not described in Section 17(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement (or other applicable agreement); provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following his taxable year in which the separation from service occurs.
          (d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h) after giving effect to the 20 percent (20%) test contained therein.
     18. LIMITATION ON EXCESS PARACHUTE PAYMENTS. Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Executive in connection with a Deemed Liquidation Event or the termination of Executive’s employment whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be subject to the “Taxes; Limitation on Excess Parachute Payments” provision set forth in the Executive’s True-Up Restricted Stock Unit Agreement with the Company.
     19. COMPENSATION RECOVERY POLICY. The Executive shall be subject to, and comply with, the Company’s reasonable policies regarding forfeitures of cash and equity incentive awards due to material financial restatements as may be in effect from time to time.
     20. COMPLIANCE WITH NON-COMPETE AGREEMENT. By signing this Agreement, the Executive specifically acknowledges that the severance benefits payable under Sections 5(c) and 5(d) of this Agreement (the “Severance Benefits”) are expressly conditioned upon the Executive complying with the Non-Compete Agreement, including any extension thereof agreed to by the Executive under Section 5(d)(ii) of this Agreement or as other amended as agreed to by the parties hereto. If the Executive materially breaches any obligations under the Confidentiality Agreement, then, in addition to any other legal or equitable remedies that may be available to the Company, its subsidiaries or affiliates, under the Non-Compete Agreement or otherwise:
          (a) the Executive shall forthwith repay to the Company a percentage of the total lump sum cash payments made by the Company to the Executive equal to X/Y, where “X” equals twelve (12) or, in the case of benefits paid under Section 5(d)(ii), 24, less the number of complete and partial months from employment termination to the date of the Executive’s material breach (or threatened breach) of the Non-Compete Agreement; and “Y” equals twelve (12) or, in the case of benefits paid under Section 5(d)(ii), twenty-four (24).
          (b) the Executive shall not be entitled to receive any further Welfare Benefits at the Company’s expense as provided for Sections 5(c) and (d); and
          (c) all unvested Equity Awards shall forthwith be cancelled and terminated, notwithstanding the provisions of any agreements to the contrary.
The Executive agrees that unless all or a substantial part of the Non-Compete Agreement be held or found invalid or unenforceable by a court of competent jurisdiction in an action between the Executive and the Company (and/or its subsidiaries), the Company nevertheless shall be entitled to take the actions described in Section 20(a), (b) and (c) above, if the Executive breaches any of the obligations set forth in the Non-Compete Agreement. The provisions of this Section 20 shall survive termination of this Agreement.
     21. INDEMNIFICATION. The Company shall indemnify the Executive to the same extent that its directors are entitled to indemnification from time to time for any acts or omissions by reason of being an officer.
     22. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and Executive which by their express terms or clear intent survive termination of Executive’s employment with the Company, including, without limitation, the provisions of the Non-Compete Agreement, the Executive’s True-Up Restricted Stock Unit Agreement with the Company and Sections 5 through 21, inclusive of this Agreement, will survive termination of

Executive’s employment with the Company, and will remain in full force and effect according to their terms.
     23. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MYRIANT CORPORATION
By:	/s/ Stephen J. Gatto
Stephen J. Gatto
	Its:	Chief Executive Officer

EXECUTIVE
/s/ A. Cenan Ozmeral, PhD
A. Cenan Ozmeral, PhD